Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six Months Ended June 30, 2018

Repurchased $33.6 Million of Shares in Second Quarter

HOUSTON, Texas – July 26, 2018 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended June 30, 2018.  The Company reported a net loss of $10.7 million, or $0.05 per share, for the second quarter of 2018, compared to a net loss of $92.2 million, or $0.46 per share, for the quarter ended June 30, 2017.  Revenues for the second quarter of 2018 were $854 million, compared to $579 million for the second quarter of 2017.

For the six months ended June 30, 2018, the Company reported a net loss of $45.1 million, or $0.21 per share, compared to a net loss of $156 million, or $0.86 per share, for the six months ended June 30, 2017.  Revenues for the six months ended June 30, 2018 were $1.7 billion, compared to $884 million for the same period in 2017.

During the quarter, the Company repurchased approximately 1.7 million of its outstanding shares for $33.6 million.  During the six months ended June 30, 2018, the Company repurchased approximately 2.6 million of its outstanding shares for $50.5 million under its share repurchase authorization.  Subsequent to the quarter-end, the Company’s Board of Directors approved an increase of its share repurchase authorization to allow for $250 million of future share repurchases.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “In contract drilling, our average rig count increased by seven to 176 rigs during the second quarter.  With strong demand for super-spec rigs, we expect our rig count will continue to increase and average 180 rigs during the third quarter.”

Mr. Hendricks added, “Average rig margin per day increased by a better than expected $700 to $8,270 for the second quarter.  The $330 per day sequential increase in average rig revenue per day and the decrease in average rig operating costs per day were both better than expected.  For the second quarter, average rig revenue per day was $21,870 and average rig operating costs per day were $13,610.

“We recently signed customer contracts to deliver four additional rigs with major upgrades to super-spec for the Permian Basin.  The favorable dayrates and four-year term durations of these contracts provide compelling economics, and are expected to pay back the capital investment within the terms of the contracts.  Since the beginning of 2018, we have delivered nine rigs with major upgrades, and we have customer contracts to deliver an additional seven rigs with major upgrades through early 2019.

“As of June 30, 2018, we had term contracts for drilling rigs providing for approximately $680 million of future dayrate drilling revenue, an increase from approximately $600 million at March 31, 2018.  Since June 30, 2018, we have signed contracts providing for more than $200 million of additional future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 119 rigs operating under term contracts during the third quarter, and an average of 81 rigs operating under term contracts during the 12 months ending June 30, 2019.

“While the industry market for super-spec drilling rigs is tight, the completions market showed signs of oversupply towards the end of the second quarter.  In pressure pumping, our revenues for the second quarter were $425 million compared to $407 million for the first quarter.  Gross profit for the second quarter was $82.4 million compared to $85.8 million for the first quarter.  Both revenues and gross profit in pressure pumping were lower than we expected due to operational delays late in the quarter at multiple well sites, unrelated to our pressure pumping operations.  The softening market conditions made it difficult to backfill the unexpectedly high amount of idle time.

“During the second quarter, we activated two frac spreads, the first of which was created early in the second quarter from already active equipment.  The second frac spread was activated late in the second quarter, and therefore did not significantly contribute to second quarter revenues.  Based on current market conditions, we do not plan to reactivate additional frac spreads at this time.

“In directional drilling, revenues for the second quarter were $52.7 million compared to $48.6 million for the first quarter.  Gross margin as a percentage of revenues was 17.1% compared to 22.5% during the first quarter.  Activity improved in the second quarter, but margins continue to be negatively impacted by third party rental expense resulting from ongoing delays in the delivery of various components.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “With relatively high oil prices, industry demand for super-spec rigs remains strong.  In contract drilling, which generated approximately two-thirds of our consolidated EBITDA in the second quarter, we expect further improvement in both dayrates and activity.  In pressure pumping, we are seeing industry softness due to oversupply, and because some E&P companies’ activity and capital spend are ahead of budget.  We believe the pressure pumping issues are short-term in nature, and we remain positive on the long-term outlook for the business.

“Our 2018 capex budget remains unchanged at $675 million.  With compelling economics for super-spec rigs, we are allocating additional capital to contract drilling.  At the same time, in pressure pumping, improvements in our fleet maintenance operations have allowed us to reduce our capex.”

Mr. Siegel continued, “Patterson-UTI is the only company in the U.S. unconventional market with significant scale in the critical-path businesses of super-spec rigs, pressure pumping, and directional drilling.  We continue to see great value in our company – our equipment, people, and operations.  Accordingly, we capitalized on opportunities during the first half of the year to repurchase $50.5 million worth of outstanding shares including $33.6 million in the second quarter.  We will continue to balance capex opportunities with returning capital to shareholders in order to seek the best long-term returns for our shareholders,” he concluded.

The financial results for the second quarter of 2018 include a $3.5 million pre-tax gain ($2.0 million after-tax, or $0.01 per share) related to the collection of a note receivable.

The Company declared a quarterly dividend on its common stock of $0.04 per share, to be paid on September 20, 2018, to holders of record as of September 6, 2018.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended June 30, 2018, is scheduled for today, July 26, 2018, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 6948609.  The call is also being webcast and can be accessed through the Investor Relations section at investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; governmental regulation; product liability; legal proceedings and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES	$854,418	$579,186	$1,663,582	$884,361
COSTS AND EXPENSES
Direct operating costs	621,757	427,229	1,210,744	657,722
Depreciation, depletion, amortization and impairment	212,384	219,328	422,276	375,545
Selling, general and administrative	35,663	23,478	68,480	42,330
Merger and integration expenses	747	51,193	2,738	56,349
Other operating income, net	(7,129)	(1,806)	(9,550)	(14,710)

Total costs and expenses	863,422	719,422	1,694,688	1,117,236

OPERATING LOSS	(9,004)	(140,236)	(31,106)	(232,875)

OTHER INCOME (EXPENSE)
Interest income	2,360	642	3,783	1,048
Interest expense	(12,667)	(9,075)	(26,292)	(17,345)
Other	216	131	385	148

Total other expense	(10,091)	(8,302)	(22,124)	(16,149)

LOSS BEFORE INCOME TAXES	(19,095)	(148,538)	(53,230)	(249,024)
INCOME TAX BENEFIT	(8,382)	(56,354)	(8,100)	(93,301)

NET LOSS	$(10,713)	$(92,184)	$(45,130)	$(155,723)

NET LOSS PER COMMON SHARE
Basic	$(0.05)	$(0.46)	$(0.21)	$(0.86)
Diluted	$(0.05)	$(0.46)	$(0.21)	$(0.86)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	220,093	201,204	220,436	180,747
Diluted	220,093	201,204	220,436	180,747
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.02	$0.06	$0.04

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Contract Drilling:
Revenues	$349,922	$270,111	$677,725	$428,839
Direct operating costs	$217,674	$180,658	$430,257	$288,879
Margin (1)	$132,248	$89,453	$247,468	$139,960
Selling, general and administrative	$1,561	$1,401	$2,967	$3,055
Depreciation, amortization and impairment	$130,938	$161,414	$261,855	$271,973
Operating loss	$(251)	$(73,362)	$(17,354)	$(135,068)

Operating days – United States	15,943	13,201	30,927	20,510
Operating days – Canada	55	122	289	300
Operating days – Total	15,998	13,323	31,216	20,810

Average revenue per operating day – United States	$21.90	$20.28	$21.75	$20.60
Average direct operating costs per operating day – United States	$13.59	$13.51	$13.75	$13.83
Average margin per operating day – United States (1)	$8.31	$6.76	$8.00	$6.77
Average rigs operating – United States	175	145	171	113

Average revenue per operating day – Canada	$14.35	$20.02	$17.71	$21.30
Average direct operating costs per operating day – Canada	$18.78	$18.76	$17.57	$17.28
Average margin per operating day – Canada (1)	$(4.44)	$1.25	$0.13	$4.02
Average rigs operating – Canada	1	1	2	2

Average revenue per operating day – Total	$21.87	$20.27	$21.71	$20.61
Average direct operating costs per operating day – Total	$13.61	$13.56	$13.78	$13.88
Average margin per operating day – Total (1)	$8.27	$6.71	$7.93	$6.73
Average rigs operating – Total	176	146	172	115

Capital expenditures	$121,095	$71,326	$196,342	$115,547

Pressure Pumping:
Revenues	$425,303	$290,044	$832,087	$431,218
Direct operating costs	$342,885	$233,900	$663,855	$352,913
Margin (2)	$82,418	$56,144	$168,232	$78,305
Selling, general and administrative	$3,919	$3,703	$7,822	$6,505
Depreciation, amortization and impairment	$57,862	$47,805	$114,384	$90,055
Operating income (loss)	$20,637	$4,636	$46,026	$(18,255)

Fracturing jobs	217	173	421	268
Other jobs	264	338	544	620
Total jobs	481	511	965	888

Average revenue per fracturing job	$1,932.62	$1,643.06	$1,948.88	$1,575.09
Average revenue per other job	$22.44	$17.14	$21.34	$14.67
Average revenue per total job	$884.21	$567.60	$862.27	$485.61
Average direct operating costs per total job	$712.86	$457.73	$687.93	$397.42
Average margin per total job (2)	$171.35	$109.87	$174.33	$88.18
Margin as a percentage of revenues (2)	19.4%	19.4%	20.2%	18.2%

Capital expenditures	$56,195	$38,780	$81,118	$58,193

Directional Drilling:
Revenues	$52,705	$—	$101,321	$—
Direct operating costs	$43,685	$—	$81,374	$—
Margin (3)	$9,020	$—	$19,947	$—
Selling, general and administrative	$4,824	$—	$9,762	$—
Depreciation and amortization	$11,874	$—	$22,776	$—
Operating loss	$(7,678)	$—	$(12,591)	$—

Margin as a percentage of revenues (3)	17.1%	—	19.7%	—

Capital expenditures	$10,034	$—	$22,863	$—

Other Operations:
Revenues	$26,488	$19,031	$52,449	$24,304
Direct operating costs	$17,513	$12,671	$35,258	$15,930
Margin (4)	$8,975	$6,360	$17,191	$8,374
Selling, general and administrative	$3,923	$2,803	$6,914	$4,596
Depreciation, depletion and impairment	$9,829	$8,120	$19,143	$10,292
Operating loss	$(4,777)	$(4,563)	$(8,866)	$(6,514)

Capital expenditures	$7,311	$8,017	$16,707	$12,369

Corporate:
Selling, general and administrative	$21,436	$15,571	$41,015	$28,174
Merger and integration expenses	$747	$51,193	$2,738	$56,349
Depreciation	$1,881	$1,989	$4,118	$3,225
Other operating income, net	$(7,129)	$(1,806)	$(9,550)	$(14,710)

Capital expenditures	$227	$227	$753	$681
Total capital expenditures	$194,862	$118,350	$317,783	$186,790

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation and amortization and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion and impairment and selling, general and administrative expenses.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2018	2017
Cash and cash equivalents	$241,908	$42,828
Current assets	$1,007,958	$746,855
Current liabilities	$601,369	$546,250
Working capital	$406,589	$200,605
Borrowings under revolving credit facility	$—	$268,000
Other long-term debt	$1,118,918	$598,783

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(10,713)	$(92,184)	$(45,130)	$(155,723)
Income tax benefit	(8,382)	(56,354)	(8,100)	(93,301)
Net interest expense	10,307	8,433	22,509	16,297
Depreciation, depletion, amortization and impairment	212,384	219,328	422,276	375,545

Adjusted EBITDA	$203,596	$79,223	$391,555	$142,818

Total revenue	$854,418	$579,186	$1,663,582	$884,361
Adjusted EBITDA margin	23.8%	13.7%	23.5%	16.1%

Adjusted EBITDA by operating segment:
Contract drilling	$130,687	$88,052	$244,501	$136,905
Pressure pumping	78,499	52,441	160,410	71,800
Directional drilling	4,196	—	10,185	—
Other operations	5,052	3,557	10,277	3,778
Corporate	(14,838)	(64,827)	(33,818)	(69,665)

Consolidated Adjusted EBITDA	$203,596	$79,223	$391,555	$142,818

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).  We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2018	2018
	Second	First
	Quarter	Quarter
Contract drilling revenues	$349,922	$327,803
Operating days - Total	15,998	15,218
Average rigs operating - Total	176	169
Average revenue per operating day - Total	$21.87	$21.54
Direct operating costs - Total	$217,674	$212,583
Average direct operating costs per operating day - Total	$13.61	$13.97
Average margin per operating day - Total	$8.27	$7.57

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin

(unaudited, in thousands)

	2018	2018
	Second	First
	Quarter	Quarter

Pressure pumping revenues	$425,303	$406,784
Direct operating costs	342,885	320,970
Margin	$82,418	$85,814

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, dollars in thousands)

	2018	2018
	Second	First
	Quarter	Quarter

Directional drilling revenues	$52,705	$48,616
Direct operating costs	43,685	37,689
Margin	$9,020	$10,927

Margin as a percentage of revenues	17.1%	22.5%

PATTERSON-UTI ENERGY, INC.

Selected Gain

(unaudited, in thousands, except per share data)

2018
Second
Quarter

Pre-tax gain on collection of a note receivable	$3,510
Effective tax rate	43.9%
After-tax gain on collection of note receivable	$1,969

Weighted average number of common shares outstanding	220,093
After-tax gain on collection of note receivable per share - diluted	$0.01